Exhibit 99.2

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
Contact:   Joseph Musanti, CFO                  Van Negris/John P. Kehoe/Philip J. Denning
           Rheometric Scientific, Inc.          Kehoe, White, Van Negris & Company, Inc.
           (732) 560-8550                       (212) 396-0606
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                                                           FOR IMMEDIATE RELEASE

            LLC Organized by Andlinger & Company Principals Acquires
             Majority Equity Interest in Rheometric Scientific, Inc.

PISCATAWAY, NJ, March 7, 2000 - Rheometric Scientific, Inc. (OTCBB: RHEM) and Andlinger Capital XXVI LLC, a company formed by the principals of Andlinger & Company (Tarrytown, NY) announced today that they have completed a transaction whereby the Andlinger LLC acquired slightly more than 50% of the outstanding common stock of the Company through newly issued shares.

Terms of the final transaction are essentially the same as those disclosed in a preliminary announcement by the two companies on February 18, 2000. Under the terms of the final transaction, the Andlinger LLC acquired, in consideration for $1.825 million:

     1. 10,606,000 newly issued shares of Rheometric Scientific, Inc., common stock for a purchase price of $1,750,000,
     2. Warrants to purchase an additional 2,000,000 shares of Rheometric Scientific, Inc., common stock at an exercise price of $1.00 per share for seven years, and
     3. Warrants to purchase an additional 4,000,000 shares of Rheometric Scientific, Inc., common stock at an exercise price of $3.00 per share for three years.

The Andlinger LLC has secured a new senior credit facility with PNC Bank for the Company and has assisted the Company in completing certain other refinancing arrangements and other conditions to closing under the purchase agreement. The increase in shareholder's equity resulting from the new financing and completion of refinancing is in excess of $4.7 million.

While the closing of the transaction is in advance of a planned shareholder meeting, the issuance of certain securities will not be completed until the approval by shareholders at that meeting of an amendment to the Company's certificate of incorporation for an increase in authorized common shares and authorization for preferred stock and the Company's reincorporation into


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Delaware. The Andlinger LLC and Axess Corporation,  Rheometric  Scientifics' two
largest shareholders, have agreed to vote in favor of the amendment.

As previously disclosed, Axess has canceled $9.4 million of Rheometric Scientific subordinated debt in exchange for a payment of $3.5 million in cash, a $1 million note and a warrant for $1 million of redeemable preferred stock convertible at $1.00 per share. Following completion of the amendment of the certificate of incorporation, Axess will own slightly more than 7.2 million shares of Rheometric Scientific, Inc. common stock, or 34.7 percent of the common shares of the Company exclusive of shares convertible through the potential future exercise of their redeemable preferred stock warrant.

Axess also permanently returned to the Company 2,800,000 shares of common stock to reduce dilution to other shareholders. With the completion of the final transaction, the 3,085,482 shares of Rheometric Scientific, Inc. common stock held by stockholders other than the Andlinger LLC and Axess others will represent 14.7% of the outstanding common stock of the Company.

Robert M. Castello, the Company's new Chairman and Chief Executive Officer stated: "I am pleased to have the opportunity to lead Rheometric Scientific, a firm that pioneered rheometry and is the standard of excellence in that field. Rheometric Scientific is well positioned to deliver innovative, technologically advanced, high-quality instrumentation and improved services globally. While we intend to explore internal growth and acquisition opportunities in emerging sciences that hold the potential to strategically enhance the Company's future range of products and services, our near-term focus is clearly customer oriented in the Company's existing product and service portfolio."

Alexander F. Giacco, Chairman of Axess Corporation, who has now been succeeded as Chief Executive Officer of Rheometric Scientific, Inc. by Mr. Castello, stated: "We have great confidence in our new investors' ability to build Rheometric Scientific into a strong, growing, globally competitive and profitable entity in which Axess will remain a substantial shareholder."

Coincident with the signing of the final transaction, the Board of Directors has elected four new directors and accepted the resignation of five current directors, in accordance with provisions of the purchase agreement giving the Andlinger LLC the right to elect four directors to the seven-director board. The new members will be Mr. Castello, Mark F. Callaghan, David R. Smith and Merrick
G. Andlinger. One Axess representative and one independent director will fill two other director positions and one position will be vacant. The current Axess representative is Richard J. Giacco and the current independent director is Professor Robert K. Prudhomme. Both have served on the Board for at least five years.

Andlinger & Company, Inc. was founded in 1976 and is a private investment and management firm that has completed more than 75 transactions in the United States and Europe. Its 10 principals have extensive operating experience and are based in offices in New York, Florida,


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Belgium and Austria.  Andlinger & Company's current  portfolio  includes several high technology companies, and several publicly listed companies.

Rheometric Scientific, founded in 1970, develops, manufactures, markets and services rheological (a science dealing with the deformation and flow of matter) and thermal analysis instrument systems, on-line rheological sensors, and integrated systems for research, product development, process control and quality assurance principally within the chemical and related industries. The Company serves an international market of Fortune 500 and other leading domestic and international corporations, independent research and academic institutions, and government agencies from its headquarters in Piscataway, NJ, and subsidiaries in the United Kingdom, Germany, France and Japan. The Company has an installed base of over 2,300 instruments. More information about Rheometric Scientific can be found on the World Wide Web at www.rheosci.com.

Matters discussed in this news release contain forward looking statements that involve risks and uncertainties including, but not limited to, statements including plans and objectives of management for future operations and services; statements concerning expectations that are based on management's belief as wells as assumptions made by, and information currently available to management; economic conditions in the market; product demand and industry capacity, competitive products and pricing; and other risks indicate in Rheometric Scientifics' filings with the Securities and Exchange Commission.


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